[PFIZER LOGO]

Pfizer Inc.
Shareholder Investment Program



               Now available for direct purchase of Pfizer stock

Dear Investor:

I am pleased to present our revised Pfizer Shareholder Investment Program. We have enhanced the Program to allow participation by persons that are not already Pfizer shareholders of record. This new direct purchase feature allows you to enroll in the Program by making an initial investment in Pfizer stock of at least $500. Future monthly investments can be made in amounts of at least $50. You may invest up to $120,000 in any calendar year.

If you currently participate in the Pfizer Shareholder Investment Program you are automatically enrolled in the revised Program without any further action on your part.

Membership in the Program carries many advantages, including:

     o    Program enrollment through initial direct stock purchase
     o    Automatic reinvestment of dividends
     o Additional purchases of Pfizer stock through optional cash investments --by check or automatic bank debit
     o    Convenient book-entry shareholder accounting.

The revised Program allows you to make additional investments in Pfizer stock as often as weekly. All Program costs are paid by Pfizer with the exception of a $15 fee plus a nominal per share brokerage commission for each sale of Pfizer stock that you request.

The revised Program is now in effect. Please read the accompanying prospectus with care, and call Pfizer Shareholder Services at (800) PFE-9393 with your questions. An authorization form and a return envelope are also included for your convenience.

Sincerely,


/s/  C. L. Clemente

C. L. Clemente
Senior Vice President - Corporate Affairs

Pfizer Inc.
Shareholder Investment Program
--------------------------------------------------------------------------------

Enrollment

     Current Participants           Automatically enrolled in the
                                    revised Program

     Direct Purchase                Send minimum first investment of at least
                                    $500 with enclosed authorization form

     Shareholders of Record         Simply complete the enclosed authorization
                                    form

     "Street Name" Holders          Transfer at least one share into your name,
                                    then complete the enclosed authorization form
Program Highlights

     o    Direct purchase of initial shares

     o    Reinvest all or a portion of your dividends

     o    Make investments by check or automatic bank debits

     o    Purchase stock weekly

     o    Invest up to $120,000 in any calendar year

     o    Convenient book-entry shareholder account

Please call....

     For further information please call us at 1-800-PFE-9393.

                                                                   [PFIZER LOGO]

Pfizer Inc.
Shareholder Investment Program


                                                        Prospectus Supplement
                                                        dated April 1, 1999
                                                        restating the Prospectus
                                                        dated November 14, 1994


Please read this Prospectus carefully and keep it for future reference. If you have any questions about the Pfizer Inc. Shareholder Investment Program, please call a shareholder representative at 1-800-PFE-9393.

Neither the Securities and Exchange Commission nor any state securities regulator has determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted.

This document supersedes all prior prospectus supplements.

Table of Contents

                                                                   Page
                                                                   ----

Pfizer Shareholder Investment Program ..........................     1
Pfizer Inc. ....................................................     2
Summary of the Program .........................................     3
   Enrollment/Direct Purchase ..................................     3
   Investment in Pfizer Stock ..................................     4
      Dividend Reinvestment ....................................     4
      Optional Cash Investments ................................     4
      Checks and Money Orders ..................................     4
      Automatic Monthly Bank Debits ............................     4
      Direct Purchase ..........................................     5
   The Convenience of a "Book-Entry" Account ...................     5
   Sales of Program Stock ......................................     5
   Pricing of Pfizer Shares ....................................     6
   Tracking Your Investments ...................................     6
   Source of Pfizer Shares .....................................     6
   Timing of Cash Purchases ....................................     7
   Requesting Stock Certificates ...............................     7
   Fees ........................................................     7
   Stock Splits, Stock Dividends and Other Distributions .......     8
   Tax Responsibilities ........................................     8
   Terminating Your Program Account ............................     8
   Change of Name or Address ...................................     9
   Shareholder Rights and Privileges ...........................     9
   Responsibilities of Pfizer and the Administrator ............     9
   Dividends ...................................................     9
   Legal Matters ...............................................     9
   About Pfizer ................................................    10
   Changes to the Program ......................................    10
   Foreign Participation .......................................    11
   Independent Public Accountants ..............................    11
   For Further Information .....................................    12
Terms and Conditions for Participation in the Pfizer Inc.
Shareholder Investment Program .................................    13

Pfizer Shareholder Investment Program

This Prospectus describes the Pfizer Inc. Shareholder Investment Program as revised effective March 15, 1999. If you currently participate in the Pfizer Inc. Shareholder Investment Program, you will automatically be enrolled in the revised Program without any further action on your part. Pfizer has appointed First Chicago Trust Company of New York as Program Administrator with EquiServe Limited Partnership to act as Service Agent (collectively "Administrator").

We are pleased to announce that the Pfizer Shareholder Investment Program now includes a direct purchase feature. It allows you to enroll in the Program by making an initial investment in Pfizer stock of at least $500. You may invest up to $120,000 in any calendar year.

Another enhancement to the Program is the weekly purchase of shares for participants who wish to make optional cash investments.

Participants pay no fees for direct purchase, dividend reinvestment or additional optional purchases. The Program does, however, require participants to pay a $15 fee plus a nominal per share brokerage commission for each sale of Pfizer stock that they request.

The Program is intended to promote long-term ownership in Pfizer by offering

     o A simple and expense-free way for non-shareholders to purchase their first shares of Pfizer stock

     o    The opportunity to purchase additional shares as often as once a week

     o The ease of automatic monthly bank debits for continuous growth of your Pfizer portfolio

     o    The choice of full or partial dividend reinvestment

You may contact the Administrator at 1-800-PFE-9393, or through the First Chicago/EquiServe web site: www.equiserve.com.

                                   Pfizer Inc.

   Pfizer is a research-based, global pharmaceutical company that discovers, develops and markets innovative medicines for humans and animals.

    Pfizer's principal executive offices are located at 235 East 42nd Street,
     New York, NY 10017, and its general telephone number is (212) 573-2323.
                  Please visit our web site at www.pfizer.com.

You should rely only on the information incorporated by reference or provided in this Prospectus or in any prospectus supplement. Pfizer has not authorized anyone to provide you with different information. Pfizer is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date of the document.

                             Summary of the Program

Enrollment/Direct Purchase

If you already participate in the Pfizer Shareholder Investment Program you are automatically enrolled in the revised Program. You need not take any action unless you wish to make a change.

If you do not yet own any shares of Pfizer stock, you may enroll in the Program by direct purchase by completing the attached authorization form and returning it to the Administrator with a check or money order for $500 or more up to a maximum of $120,000 in U.S. dollars. These funds will constitute your initial investment in the Program. There is no separate enrollment fee.

If you own Pfizer stock in your own name you may enroll in the Program by completing the attached authorization form and returning it by mail to the Administrator in the envelope provided. Or address your completed authorization form to

                        Pfizer Inc.
                        c/o First Chicago Trust Company
                        P.O. Box 2598
                        Jersey City, NJ 07303-2598.

If you own Pfizer stock through a bank nominee or broker in "street name" you may enroll in the Program by giving instructions to have at least one of your shares transferred into your name in book-entry form. Simply instruct your bank, broker or trustee to re-register your shares through the Direct Registration System and specify book-entry registration. You may then complete the attached authorization form and return it to the Administrator.

Investment in Pfizer Stock

Dividend Reinvestment

You may elect to reinvest the cash dividends on either all or a portion of your Pfizer shares. Your cash dividends will go toward the purchase of additional shares of Pfizer stock without paying any fees. Pfizer pays dividends on both whole and fractional shares in the Program and will credit your account with the whole and fractional shares that are purchased with your dividends. Dividends are reinvested on the dividend payment date.

For a particular dividend to be reinvested, your authorization form must be received by the Administrator prior to the record date for that dividend. The record date normally will be about four to six weeks prior to the payment date. (For example, if the record date for a dividend to be paid on June 12 is May 9, your enrollment form must be received prior to May 9 in order for the June 12 dividend payment to be reinvested.)

Dividends will be reinvested on all shares of Pfizer stock that are not designated for payment of cash dividends directly to you.

Optional Cash Investments

After you are enrolled in the Program, you may buy additional shares of Pfizer stock as often as weekly by mailing a check or money order to the Administrator in an amount of at least $50 in U.S. dollars. You may combine optional cash investments with automatic monthly bank debits as long as your total investment in any one calendar year does not exceed $120,000. You pay no fees for these investments. Mail your investment to the address specified on your Program account statement. Interest will not be paid on amounts held pending investment.

Checks and Money Orders

Checks and money orders for optional cash investments or direct purchase should be made payable to "First Chicago - Pfizer Inc."

Automatic Monthly Bank Debits

You may also purchase Pfizer stock by authorizing automatic monthly debits from your bank account. Amounts must be at least $50 per month. You may combine automatic monthly bank debits with optional cash investments as long as your total investment in any one calendar year does not exceed $120,000.

Funds will be debited from your account on or about the 15th day of each month and generally will be invested on Thursday of the week following the debit. Please complete Section "D" of the enclosed authorization form, and allow four to six weeks for the first automatic monthly debit to be initiated.

You must notify the Administrator in writing or by e-mail to change or terminate the automatic debit. Please allow about two weeks from the date the Administrator receives your instructions for a change or cancellation to take effect.

Direct Purchase

If you elect to enroll in the Program through a direct purchase, that initial investment must be made by check or money order.

The Convenience of a "Book-Entry" Account

All shares purchased through the Program will be held for you in a book-entry account. Just like any certificated shares registered in your name, your book-entry shares are yours alone. You are the beneficial owner and enjoy the same shareholder benefits as you would with certificated shares. Certificates will not be issued unless you request them.

As a participant, you also have the option of depositing your Pfizer stock certificates for safekeeping in your account. This feature of the Program is available for all of your shares, whether they are designated for payment of cash dividends to you or for dividend reinvestment.

To use the safekeeping feature, send your certificates to the Administrator with written instructions to deposit them in your account as book entry items. Do not endorse the certificates or complete the assignment section. We recommend that you send your certificates by registered mail, return receipt requested, and insure them for 2% of the market value of the stock or a minimum of $20. Pre-addressed envelopes that will automatically insure your certificates for up to $25,000 can be obtained free of charge by contacting the Administrator. Certificates mailed in these pre-addressed envelopes must be sent by first-class mail.

You may, at any time, also request a certificate for some or all of your Program shares or have your shares transferred to your brokerage account through the Direct Registration System.

Sales of Program Stock

At your request, the Administrator will sell all or part of the shares of Pfizer stock held in your book-entry Program account. Sales usually take place on a daily basis, generally on the day that your sale request is received by the Administrator or on the next business day. The Administrator will mail you a check for the net proceeds of the sale, less a fee of $15 and applicable brokerage commissions. (See the "Fees" and "Pricing of Pfizer Shares" sections of this Prospectus.) The Administrator cannot, however, accept instructions to sell your shares on a specific day or at a specific price.

You may, of course, also choose to sell your shares yourself. Simply request that the Administrator transfer your book-entry shares to your brokerage account, or request a certificate for any number of book-entry shares in your account.

Please note that if your total holdings in the Program fall below one share, the Administrator will liquidate the fractional share, remit the proceeds to you, and close your Program account.


Pricing of Pfizer Shares

The price of Pfizer shares purchased or sold under the Program will be calculated differently depending upon whether the transactions are executed directly with Pfizer, on the open market, or in negotiated transactions.

      o The price of shares purchased from Pfizer will be the average of the high and the low sale prices of Pfizer common stock (as published in the Wall Street Journal reports of the New York Stock Exchange Composite Transactions) on the date of the purchase, or if the New York Stock Exchange is closed on that date, on the next day that the New York Stock Exchange is open.

      o The price of shares purchased or sold on the open market or in negotiated transactions will be the weighted average price per share of all shares of common stock purchased or sold for the Program on the date of the purchase or sale.


Tracking Your Investments

The Administrator will send you a transaction advice reflecting each cash transaction you make.

You will also receive quarterly statements reflecting your year-to-date account balance and all transactions including reinvestment of dividends. You may request a duplicate statement at any time by contacting the Administrator.


Source of Pfizer Shares

Pfizer shares needed to meet the requirements of the Program will either be purchased on the open market or in negotiated transactions, or issued directly by Pfizer from authorized but unissued shares or treasury shares.

Timing of Cash Purchases

Pfizer shares will be purchased by the Administrator with initial or optional cash investments generally on Thursday of each week. If the markets for trading stock are closed on a Thursday, then purchases generally will be made on the next business day. Cash investments received on Wednesday will generally be invested on Thursday or the next later business day.

Neither the Administrator nor participants in the Program will control the timing or pricing of shares purchased. Participants will bear any risk associated with fluctuations in the market price of Pfizer stock while investment funds are held pending investment.
In addition, no interest on initial or optional cash investments will be paid.


Requesting Stock Certificates

You may request stock certificates for the whole shares in your book-entry account at any time. Simply contact the Administrator with your request and they will mail you a stock certificate for the requested number of whole shares.

Certificates will be issued in the name(s) in which the account is registered, unless you instruct the Administrator otherwise. If the certificate is to be issued in a name other than your Program account registration, your signature must be guaranteed by a bank or broker participating in the Medallion Guarantee program. Detailed transfer instructions can be obtained by calling the Administrator at 1-800-PFE-9393.


Fees

Pfizer will pay all fees and expenses relating to:

     o    Establishing your Program account

     o Purchasing shares of Pfizer stock with your dividends and initial or optional cash investments

     o Issuing stock certificates for the shares held in your book-entry Program account

Participants will be charged the following fees:

     o Sales: A service charge of $15 plus a nominal "per share" brokerage commission will be debited from your account for each sale you request.

     o Dishonored Investments: Your account will be debited $20 for any optional cash investment that is rejected due to insufficient funds.

Any charges imposed by your bank in connection with automatic withdrawals from your bank account are your responsibility.


Stock Splits, Stock Dividends and Other Distributions

Your account will be adjusted in book-entry form to reflect the distribution of any Pfizer common stock paid as a stock dividend, stock split or similar transaction.


Tax Responsibilities

All dividends reinvested through the Program are taxable to you in the year they are paid. Shortly after the close of each year you will receive a Form 1099 reflecting the payment of these funds to you. The Administrator is not authorized to withhold income taxes on your behalf.

Participants who are citizens or residents of a country other than the United States or its territories and possessions should make certain that their participation in the Program does not violate local laws governing such matters as taxes, currency, stock registration, and foreign investment. Pfizer makes no tax representations in connection with this Prospectus and suggests that you consult with your tax advisors concerning such tax matters.

Please retain your account statements to establish the cost basis of shares purchased under the Program for income tax and other purposes.


Terminating Your Program Account

You may terminate your participation in the Program by request to the Administrator. Your termination request generally will be processed on the day that it is received by the Administrator or on the next business day.

Upon termination, the Administrator will continue to hold your shares in book-entry form unless you either request a stock certificate, or request that your shares be transferred electronically to the broker of your choice through the Direct Registration System. To transfer shares through the Direct Registration System, you must first give written authorization to the Administrator. An Authorization to Provide Broker/Dealer Information form can be obtained from the Administrator.

When terminating your account, you may also request that all or part of the Pfizer shares in your account be sold. Please refer to the section of this Prospectus entitled "Sales of Program Stock." Shares sold in connection with terminating your Program account (including any fractional share) will be priced as discussed above in the section called "Pricing of Pfizer Shares."

Dividends payable on shares of Pfizer stock that are held by you after terminating your Program account will not be reinvested, but will be sent directly to you.


Change of Name or Address

Please notify the Administrator immediately of any change in your name or address.

Shareholder Rights and Privileges

As a Program participant, you enjoy all the rights and privileges associated with Pfizer stock ownership. You will receive all shareholder communications, including annual reports and proxy statements. You will be given the opportunity to vote your Program shares. However, fractional shares cannot be voted.


Responsibilities of Pfizer and the Administrator

Pfizer cannot assure you a profit or protect you against a loss on the shares you purchase under the Program.

Neither Pfizer nor the Administrator will be liable for any act done in good faith, or as required by applicable laws, or for any good faith omission to act. This includes, without limitation, any claims of liability:

     o for the prices at which stock purchases or sales are made as reflected in your Program account, or the dates of the purchases or sales of your Program shares; or

     o for any fluctuation in the market value of your Pfizer shares after they are purchased or sold; or

     o for failure to terminate your account upon your death prior to receiving written notice of such death.


Dividends

The payment of dividends is at the discretion of Pfizer's Board of Directors. The Board may change the amount and timing of dividends at any time without notice.


Legal Matters

Terence J. Gallagher, Esq., Vice President-Corporate Governance and Assistant Secretary of Pfizer Inc., has given his opinion regarding the validity of the Pfizer common stock covered by this Prospectus. Mr. Gallagher owns, and holds options to purchase, Pfizer common stock.

About Pfizer

Pfizer files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Pfizer files at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Pfizer's SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov. Information may also be obtained from Pfizer's web site at www.pfizer.com.

The SEC permits Pfizer to "incorporate by reference" the information contained in its filed documents, which means that Pfizer can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. Information that is filed with the SEC after the effective date of this Prospectus will update and supersede the documents listed below. The following documents and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Program is terminated comprise the documents incorporated by reference:

      o  Annual Report on Form 10-K for the year ended December 31, 1998; and

      o A description of Pfizer common stock as set forth in Pfizer's registration statement filed under the Act, including all amendments and reports updating the description.

Upon request, Pfizer will provide at no cost to you a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You may call Pfizer's toll-free literature request number:
1-800-PFE-4717, or write to: Shareholder Services Department, Pfizer Inc., 235 East 42nd Street, New York, NY 10017.


Changes to the Program

Pfizer reserves the right to suspend, modify or terminate the Program or your interest in the Program at any time. You will receive notice of any such suspension, modification or termination. Pfizer also reserves the right to change any administrative procedures of the Program. If the Program or your interest in the Program is terminated, the Administrator will continue to hold your shares of Pfizer stock in book-entry form unless you request that the Administrator issue a stock certificate or transfer the shares to your brokerage account.


Foreign Participation

If you live outside of the United States, you should determine if there are any laws or governmental regulations that would prohibit your participation in the Program. Pfizer reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.


Independent Public Accountants

KPMG LLP, independent certified public accountants, audited Pfizer's consolidated financial statements for the year ended December 31, 1998. Pfizer's Annual Report to Shareholders on Form 10-K includes these financial statements and the auditors' report. This document incorporates the financial statements by reference, relying upon KPMG LLP's authority as experts in accounting and auditing.

For Further Information

For information about the Program, please contact the Administrator as follows:


Telephone

               1-800-PFE-9393

               Customer service representatives are available each business day from 8:30 a.m. to 7:00 p.m. Eastern Time.

               An automated voice response system is also available 24 hours a day, seven days a week.

               Telecommunications Device for the hearing impaired:
               1-201-222-4955.


Internet/e-mail

               First Chicago web site:  www.equiserve.com

               First Chicago e-mail address:  fctc@em.fcnbd.com


Authorization forms and correspondence

               Pfizer Inc.
               c/o First Chicago Trust Company
               P. O. Box 2598
               Jersey City, NJ  07303-2598


Optional cash investments

               Pfizer Inc.
               c/o First Chicago Trust Company
               P. O. Box 13531
               Newark, NJ  07188-0001


Text of the Program

The full text of the Program is set forth on the following pages.

                  Terms and Conditions for Participation in the
                   Pfizer Inc. Shareholder Investment Program
                           (Effective March 15, 1999)


Definition of Terms

1. For purposes of the Program, the following capitalized terms have the meanings indicated below:

Administrator

        Administrator is a collective term referring to First Chicago Trust Company of New York as the Plan Administrator with EquiServe Limited Partnership (an affiliate of First Chicago Trust Company of New York) as the Service Agent. The Administrator will purchase, hold and sell shares of stock for the Program Participants, keep records, send statements, and perform other duties as required by the terms of the Program.


Board of Directors

        The Board of Directors is the board of directors of Pfizer.


Book-Entry

        Book-Entry means a record of the shares of Common Stock (and any fractional share) that are owned by a Participant and recorded on Pfizer's books in the form of an electronic entry.


Common Stock

        Common Stock means Pfizer Inc. common stock, par value $.05 per share.


Direct Purchase

        This means the purchase of initial shares of Common Stock under the Program by a person that is not already a Shareholder of Record.


Dividend Payment Date

        This is the date on which dividends are paid on all shares of Common Stock owned by the Participant on the Dividend Record Date. This date is fixed by the Board of Directors.

Dividend Record Date

        This is the date on which Pfizer's books show that a shareholder owns Common Stock, thereby making the shareholder eligible to receive a declared dividend. This date is fixed by the Board of Directors.


Investment Dates

        The Investment Dates are the Thursdays of each week of the year, or if the New York Stock Exchange is closed on a Thursday, then the Investment Date will be the next business day. The Investment Dates are the only days of the week on which investments in the Program take place.


Participant

        This is a person who becomes a member of the Program.


Pfizer

        Pfizer is Pfizer Inc., a Delaware corporation.


Program

        The Program is the Pfizer Inc. Shareholder Investment Program.


Program Account

        The Program Account means, as applicable to each Participant: (a) shares of Common Stock (and any fractional share) purchased under the Program with dividends and cash deposits, and any shares of Common Stock which are owned by a Participant and which are recorded in Book-Entry form, and (b) shares of Common Stock that are held in certificate form directly by a Participant that are not designated for payment of cash dividends directly to the Participant. No actual stock certificates are held in a Program Account.


Program Shares

        Program Shares are the shares of Common Stock (and any fractional share) held in a Participant's Program Account. These include shares of Common Stock purchased under the Program with dividends and cash deposits and any shares of Common Stock not designated for payment of cash dividends directly to the Participant, whether or not such shares are deposited by a Participant into a Program Account in book-entry form.


Sale Dates

        The Sale Dates are the dates on which sales of Common Stock under the Program take place. A Sale Date is generally the date on which the Administrator receives a sale request from a Program Participant or the first business day thereafter.


Shareholder of Record

        This is the individual, joint owner or legal entity (such as a trust) who holds Common Stock registered with Pfizer in his, her, their or its own name. Shares of Common Stock held through a broker may not be included in the Program.



2. The Administrator will invest, on the relevant Investment Dates, dividends on the Program Shares. The Administrator will also invest on the relevant Investment Dates, any cash deposited by the Participants (at least $500 as an initial Direct Purchase, or at least $50 thereafter, subject to a maximum of $120,000 in any calendar year) in additional Program Shares. The shares purchased under the Program by the Administrator may be purchased either from Pfizer or on the open market or in negotiated transactions.



3. The price of shares of Common Stock purchased from Pfizer will be the average of the high and the low sales prices of Common Stock on the relevant Investment Dates (as published in the Wall Street Journal reports of the New York Stock Exchange Composite Transactions). Such purchases may also be made on the open market on any securities exchange where such shares are traded or in negotiated transactions. The price of shares purchased or sold on the open market or in negotiated transactions will be the weighted average price per share of all shares of Common Stock purchased or sold for the Program on the date of the purchase or sale. In making purchases for a Participant's Program Account, the Administrator will commingle the Participant's funds with those of other Participants in the Program. The Administrator may hold the shares of Common Stock of all Participants together in its name or in the name of its nominee. Neither the Administrator nor Pfizer will have responsibility as to the value of the shares of Common Stock acquired for any Participant's Program Account.

It is understood that government regulations may require the temporary curtailment or suspension of purchases of shares of Common Stock under the Program. Neither the Administrator nor Pfizer shall be accountable for its inability to make purchases at such times. If such curtailment or suspension continues for a period of longer than 30 days, the Administrator will promptly mail to the Participant a check payable to the order of the Participant in the amount of any unapplied funds in the Participant's Program Account.

4. A person who is not a Participant may, at his or her option, send the Administrator a check or money order payable to "First Chicago - Pfizer Inc." in an amount of at least $500, subject to a maximum of $120,000 in any calendar year, for the purpose of investing the funds in initial shares of Common Stock. This initial Direct Purchase must be accompanied by a completed and signed authorization form that permits the Administrator to establish a Program Account in the new Participant's name. Initial Direct Purchase funds received by the Administrator by Wednesday generally will be invested on the next weekly Investment Date.

5. The Participant, at his or her option, may send the Administrator a check or money order payable to "First Chicago - Pfizer Inc." in any amount of a least $50, subject to a maximum of $120,000 in any calendar year, for the purpose of investing the funds in shares of Common Stock. The cash deposit may be accompanied by either the cash deposit form that is supplied by the Administrator on a Program Account statement or other written instructions. Optional cash investments received by the Administrator by Wednesday generally will be invested on the next weekly Investment Date.

6. Participants who wish to make regular monthly investments may authorize the Administrator to make automatic monthly withdrawals from the Participant's bank account. Funds will be deducted from the Participant's account on or about the 15th day of each month and invested on the next applicable Investment Date. The Participant must notify the Administrator in writing or by e-mail to change or terminate any automatic withdrawal authorization.

7. At the request of the Participant, any number of shares of Common Stock held in Book-Entry form in the Participant's Program Account will be sold by the Administrator on the next applicable Sale Date. The pricing structure for shares of Common Stock sold under the Program is the same as that outlined for sales of stock in Item 3 above. Item 10 below describes the fees that must be paid in association with sales of stock under the Program.

8. The Administrator will confirm purchases and sales of shares of Common Stock as soon as practicable after the purchases and sales are completed by sending the Participant a transaction advice. Quarterly statements of transactions and share balances will also be sent to the Participant. No stock certificates will be issued to a Participant in connection with stock purchases for a Program Account unless the Participant requests such a certificate.

9. The Participant, at his or her option, may deposit into his or her Program Account certificates for shares of Common Stock registered in the Participant's name on the books of Pfizer. Shares deposited into a Program Account will be recorded in Book-Entry form. The Administrator will, upon request, provide the Participant with instructions and a pre-addressed envelope relating to this feature of the Program. Certificates mailed to the Administrator in these pre-addressed envelopes must be sent by first-class mail.

10. Most expenses associated with the Program will be paid by Pfizer, other than any tax obligations of the Participant or any charges imposed by the Participant's bank for automatic withdrawals from the Participant's bank account. Participants will be responsible for a $20 charge for each check, automatic withdrawal from the Participant's bank account or other optional cash investment that is rejected due to insufficient funds. By enrolling or continuing to participate in the Program, the Participant authorizes the Administrator to deduct this charge from the Participant's Program Account.

Participants will pay a fee of $15 for each request to sell a share or shares of Common Stock held in a Participant's Program Account. A nominal per-share broker's fee will also be paid by a Participant requesting a sale of his or her Common Stock. These charges will be deducted from the net proceeds of the applicable sale.

11. All shares of Common Stock owned by the Participant under the Program will be voted in accordance with the proxy instructions of the Participant.

12. Participation in the Program may be terminated by a Participant at any time. To terminate an account, the Participant must contact the Administrator, indicating his or her wish to terminate participation in the Program and identifying the account that is to be terminated.

Upon termination, the Administrator will continue to hold the Participant's shares in Book-Entry form unless the Participant requests that all or a portion of the shares be sold, or requests issuance of a stock certificate for all or a portion of the shares, or requests that all or a portion of the shares be transferred to the Participant's brokerage account.

If a Participant requests that all or a portion of his or her Book-Entry shares be sold, the Administrator will sell the shares and send the Participant a check for the proceeds of the sale of the whole and fractional shares of Common Stock held in Book-Entry form, less applicable fees and brokerage commissions.

If a Participant requests issuance of a stock certificate for all or a portion of his or her Book-Entry shares, the Administrator will issue a stock certificate in the name(s) in which the Program Account is registered, unless otherwise instructed by the Participant. If a Participant requests that a stock certificate be issued in a name other than the name(s) in which the Program Account is registered, the Participant's signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program.

The price of shares of Common Stock sold under the Program to terminate an account are subject to the same pricing structure as outlined for purchases of stock in Item 3 above. In addition, the fees applicable to sales as outlined in
Item 10 above are also applicable to sales that occur in connection with the termination of a Program Account.

Terminations are effected daily. A request for termination generally will be effected on the date received by the Administrator or on the first business day thereafter.

13. Pfizer reserves the right to suspend, modify or terminate the Program or a Participant's interest in the Program at any time upon written notice of such suspension, modification or termination. If the Program or a Participant's interest in the Program is terminated, the whole and fractional shares of Common Stock held in each affected Program Account will continue to be held in Book-Entry form unless the Participant requests a stock certificate.

14. All Common Stock distributed as a result of a stock dividend or a stock split on shares designated for dividend reinvestment will be credited to the Participant's Program Account in Book-Entry form, and will be subject to future reinvestment of dividends. All Common Stock distributed as a result of a stock dividend or a stock split on shares designated for cash dividends will also be credited to the Participant's Program Account, and the designation for payment of cash dividends will apply to such shares. The Participant will have the opportunity to exercise any rights issued with respect to shares of Common Stock held in the Participant's Program Account.

15. Neither the Administrator nor Pfizer will be liable for any act done in good faith, or as required by applicable laws, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of any such act or omission to act that occurs prior to or in connection with the termination of participation pursuant to Item 12 above, (b) with respect to the prices at which shares of Common Stock are purchased or sold for any Participant's Program Account and the times at which such purchases or sales are made or with respect to any fluctuation in the market value after the purchase or sale of shares held in Book-Entry form, and (c) arising out of any failure to terminate a Participant's Program Account upon the Participant's death prior to receipt of notice in writing of such death.

16. Any notice, instruction, request or election which by any provision of the Program is required or permitted to be given or made by the Participant to the Administrator shall be addressed as follows:

               If in writing, to:
               Pfizer Inc.
               c/o First Chicago Trust Company
               P. O. Box 2598
               Jersey City, NJ  07303-2598

               If by Internet or e-mail, to:
               www.equiserve.com
               fctc@em.fcnbd.com

or such other address as Pfizer or the Administrator shall furnish to the Participant, and shall be deemed to be sufficient notice when received by the Administrator.

17. Any notice or certificate which by any provision of the Program is required to be given by Pfizer or the Administrator to the Participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited postage prepaid in a post office letter box addressed to the Participant at his or her address as it last appeared on the Administrator's records.

18. The "Terms and Conditions For Participation in the Program" shall be governed by the laws of the State of New York.

                      PFIZER SHAREHOLDER INVESTMENT PROGRAM
                               AUTHORIZATION FORM


(A)  SHAREHOLDER INVESTMENT PROGRAM AUTHORIZATION
     I have read the prospectus describing the Pfizer Inc. Shareholder Investment Program. I would like to participate in the Program, and I will follow the terms and conditions of the Program. I appoint First Chicago Trust Company of New York together with EquiServe Limited Partnership as my agent to apply my dividends and any cash investment to the purchase of shares of Pfizer stock, and to sell my shares in accordance with the Program. I understand that I will be charged a fee of $15 plus a nominal per share brokerage commission for each sale of shares and a fee of $20 for each check, electronic funds transfer, or other investment that is rejected for insufficient funds, and I authorize Pfizer or its agent to deduct these charges from my Program account.

     PLEASE PRINT
     Name(s): _____________________ Social Security Number _ _ _-_ _ -_ _ _ _

     ____________________    Daytime telephone number: _________________________

     Address: __________________________________________________________________
                  Street                City               State       Zip Code

(B)  DIVIDEND REINVESTMENT
     Please check only one box below.
     If you do not check a box, Box 1 for Full Dividend Reinvestment will be applied automatically.
     [ ]  1.   Full Dividend Reinvestment - Please reinvest dividends on all the shares of Pfizer common stock that I own in my name.
     [ ]  2.   Partial Dividend Reinvestment - Please send me cash dividends on
               _________ shares of Pfizer common stock that I own in my name.

(C)  DIRECT PURCHASE (Complete if you are not yet a Pfizer shareholder)

     Enclosed is my check or money order in the amount of $_____________, made payable to "First Chicago-Pfizer Inc. -- --"
           (Amount must be at least $500 and no more than $120,000.)
     Please invest this amount in Pfizer stock for me, and credit my Program account with the stock purchased.

(D)  OPTIONAL CASH INVESTMENT (Complete only if you are already a Pfizer shareholder and wish to make an initial
                              cash investment)
     Enclosed is my check or money order in the amount of $______________, made payable to "First Chicago-Pfizer Inc."
            (Amount must be at least $50 and no more than $120,000.)
     Please invest this amount in Pfizer stock for me, and credit my Program account with the stock purchased.

(E) AUTOMATIC MONTHLY DEBIT AUTHORIZATION (See sample check on back of this form)
     This authorization is OPTIONAL. Debits will take place on approximately the 15th day of every month.
     Please include a voided check and allow four to six weeks for this authorization to take effect.
          I authorize First Chicago, or a successor Administrator, to make monthly electronic transfers from my bank account in the amount I have indicated below, and to use these funds to buy shares of Pfizer stock which will be credited to my Program account.
     Please deduct $__________ from my bank account each month for investment in Pfizer stock.
     (Amount must be at least $50 but no more than $10,000). Total annual investment cannot exceed $120,000.

     Name of Bank:__________________________ Branch: __________________________

     Address: _________________________________________________________________
                        Street          City                State       Zip Code
     Bank Account Name  _______________________________________________________
     Bank Account Number ____________________Nine-Digit ABA Number_____________ My authorization will continue unless I send written or e-mail notice that I wish to cancel, or the Administrator sends written notice that any of the above services have been ended.

(F)  Signature(s) _____________________________        Date: _________________

                                   Pfizer Inc.
                         c/o First Chicago Trust Company
                                  P.O. Box 2598
                           Jersey City, NJ 07303-2598

                                                                   [PFIZER LOGO]

(800) PFE-9393                                                www.equiserve.com

                        THIS SAMPLE CHECK IS TO HELP YOU
                   IN COMPLETING YOUR AUTOMATIC MONTHLY DEBIT
                           AUTHORIZATION (SECTION E)


            [Graphic -- Sample Check for Monthly Debit Authorization]

                                 [PFIZER LOGO]

                     Pfizer Shareholder Investment Program

                                 1-800-PFE-9393

                   First Chicago web site: www.equiserve.com

                    First Chicago e-mail: fctc@em.fcnbd.com

                        Pfizer web site: www.pfizer.com


                                  Pfizer Inc.
                        c/o First Chicago Trust Company
                                 P.O. Box 2598
                           Jersey City, NJ 07303-2598